                                                                   EXHIBIT 5.1

                       ATER WYNNE HEWITT DODSON & SKERRITT, LLP
                            222 S.W. Columbia, Suite 1800
                               Portland, Oregon  97201
                                (503) 226-1191 (Phone)
                                 (503) 226-0079 (Fax)


                                   January 24, 1997


Board of Directors
Integrated Measurement Systems, Inc.
9525 S.W. Gemini Drive
Beaverton, OR  97008

    In connection with the public offering of up to 1,725,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Integrated Measurement Systems,Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-1 (the "Registration Statement") and the proposed sale of the Common Stock pursuant to the terms of an underwriting agreement (the "Underwriting Agreement") to be entered into by and among the Company, certain shareholders of the Company, and Morgan Stanley & Co. Incorporated, Cowen & Company and SoundView Financial Group, Inc., as representatives of the several underwriters, we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

    Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be sold pursuant to the Underwriting Agreement, when such shares have been delivered against payment therefor as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required to be filed pursuant to
Section 7 of the Securities Act of 1933, as amended, or the rules thereunder. This opinion has been prepared solely for your use in connection with the Registration Statement and should not be quoted in whole or in part or otherwise be referred to, nor be relied upon by, nor be filed with or furnished to any governmental agency or other person or entity, except as otherwise provided in this paragraph, without the prior written consent of this firm.

                        Very truly yours,

                        /s/ Ater Wynne Hewitt Dodson & Skerritt, LLP

                        ATER WYNNE HEWITT DODSON & SKERRITT, LLP